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                                                                     EXHIBIT 4.2

                            RIGHTS AGENCY AGREEMENT

RIGHTS AGENCY AGREEMENT dated as of November 9, 2001, between SONERA CORPORATION, a company incorporated under the laws of the Republic of Finland (the "Company"), and CITIBANK, N.A., a national banking association organized under the laws of the United States of America acting solely in its capacity as Rights Subscription Agent hereunder and having an office at 111 Wall Street, New York, New York 10043 ("Citibank").

                                WITNESSETH THAT:

    WHEREAS, the Company is issuing transferable rights (the "Share Rights") to holders ("Shareholders") of its ordinary shares, no nominal value (such shares, the "Shares", and such issuance, the "Issuance"), upon the terms and subject to the conditions set forth in the Prospectus, dated November 9, 2001 and included as Exhibit A hereto, as it may be amended from time to time (the "Prospectus"). Each Share Right consists of (1) a specified number transferable primary share rights (the "Primary Share Rights") allowing holders thereof to purchase a specified number of Shares that the Company is offering and
(2) non-transferable secondary share rights (the "Secondary Share Rights") allowing Shareholders of record on November 14, 2001 who have exercised some or all of their Primary Share Rights to purchase a portion of any Shares that are not subscribed for pursuant to the exercise by Shareholders of Primary Share Rights, in each case as described in the Prospectus;

    WHEREAS, the Issuance shall include the issuance of rights (the "ADS Rights") to holders of Shares represented by American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") issued pursuant to the terms of the Deposit Agreement dated as of October 12, 1999 (the "Original Deposit Agreement") by and among the Company, Citibank, N.A., as Depositary (the "Depositary") and all Holders and Beneficial Owners of ADSs (as defined therein), as amended by Amendment No. 1 to Deposit Agreement, dated as of April 26, 2001 (the Original Deposit Agreement as so amended, the "Deposit Agreement"). Each ADS Right consists of (1) transferable primary ADS rights (the "Primary ADS Rights") allowing holders thereof to purchase a specified number of the Shares (in the form of ADSs) that the Company is offering and
(2) non-transferable secondary ADS rights (the "Secondary ADS Rights") allowing ADS Holders of record on November 14, 2001 who have exercised some or all of their Primary ADS Rights to purchase a portion of any new Shares (in the form of ADSs) that are not subscribed for pursuant to the exercise by Shareholders of Primary Share Rights, in each case as described in the Prospectus; and

    WHEREAS, the Company has requested that Citibank act as Rights Subscription Agent ("Agent"), upon the terms and subject to the conditions set forth in this Agreement and in addition to its services as Depositary, and Citibank is willing to acceptsuch appointment, upon the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.  DEFINITIONS

    As used herein, the terms listed below shall have the meanings specified, with terms defined in the singular having a corresponding meaning in the plural and vice versa. Capitalized terms used in this Agreement without definition shall have the meaning assigned thereto in the Prospectus.

    ADRs has the meaning ascribed thereto in the recitals hereto.

    ADS Rights has the meaning ascribed thereto in the recitals hereto.
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    ADS(s) has the meaning ascribed thereto in the recitals hereto; each ADS represents one Share.

    ADS Subscription Price means the U.S. dollar amount which holders of Warrants (as hereinafter defined) must deliver to the Agent upon exercise of ADS Rights, as specified in the Warrant Certificate (as defined below) and the Prospectus.

    Agent has the meaning given in the recitals hereto.

    Agreement means this Rights Agency Agreement, as the same way be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

    Commencement Date means the first date on which the ADS Rights shall be exercisable, being November 15, 2001.

    Commission means the United States Securities and Exchange Commission.

    Company Notice means the notice to be mailed by the Agent on behalf of the Company to the holders of ADRs on the register of the Depositary on the Record Date, as provided in Paragraph 7 hereof.

    Deposit Agreement has the meaning ascribed thereto in the recitals hereto.

    Depositary means Citibank in its capacity as Depositary under the Deposit Agreement.

    Effective Date means the date on which the Registration Statement (defined below) is declared effective by the Commission.

    Expiration Date means the date on or prior to which the payment of the ADS Subscription Price must be received by the Agent, being the date on which the ADS Rights, the Warrants and Warrant Certificates will expire, which will be 10:00 a.m. (New York City time) on November 21, 2001, or such other date as many be agreed in writing by the Company and the Agent for the expiration of such ADS Rights, the Warrants and Warrant Certificates (as defined below).

    Holders shall mean the person registered in the books of the Depositary as holding the ADRs as of the close of business in New York on the Record Date (as defined below).

    New ADSs has the meaning ascribed hereto in Paragraph 2 hereof.

    Primary ADS Rights shall have the meaning given in the recitals hereto. Primary ADS Rights are transferable.

    Prospectus has the meaning ascribed thereto in the recitals hereto.

    Record Date means the date for determination of the Holders of ADRs entitled to receive ADS Rights which will be the close of business in New York City on November 14, 2001, or such later date as may be established by agreement between the Company and the Agent for determination of the Holders of ADRs entitled to receive ADS Rights in respect thereof.

    Registration Statement means collectively the Registration Statement on Form F-3 filed with the Commission in respect of the Share Rights, the ADS Rights, the Shares and the ADSs issuable upon the exercise of such Share Rights and ADS Rights, respectively, including all exhibits thereto, as amended at the time such Registration Statement becomes effective under the Securities Act.

    Rights Offering means the offer by the Company of New ADSs by way of ADS Rights evidenced by Warrant Certificates (as defined below).

    Secondary ADS Rights shall have the meaning given in the recitals hereto. Secondary ADS Rights are not transferable.

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    Securities Act means the United States Securities Act of 1933, as amended.

    Share Rights has the meaning ascribed thereto in the recitals hereto.

    Shares has the meaning ascribed thereto in the recitals hereto.

    Subscription Price means the U.S. dollar equivalent of the subscription price paid to the Company in respect of each Share Right exercised.

    Warrant(s) has the meaning ascribed thereto in the Paragraph 2 hereof.

    Warrant Certificate means a transferable certificate evidencing Warrants representing ADS Rights, substantially in the form attached hereto as Exhibit B.

2.  RIGHTS OFFER.

    The Company will offer Holders one transferable Primary ADS Right for [every two (2)] ADS held of record on the Record Date. [Two (2)] ADS Right will entitle the holder thereof to subscribe for one (1) new ADS ("New ADS") at the ADS Subscription Price. The holder may exercise Primary ADS Rights only in units of two (2) , equivalent to one (1) New ADSs. No fractions of New ADSs will be issued. The Company will also offer Holders of record on the Record Date Secondary ADS Rights, allowing such Holders who exercise a portion of their Primary ADS Rights to specify an additional number of New ADSs that they would subscribe for in the event that any new Shares that are not subscribed for pursuant to the exercise by Shareholders of Primary Share Rights.

    ADS Rights will be presented by transferable warrants ("Warrants") and will be evidenced by Warrant Certificates. The ADS Rights (and the Warrants representing such ADS Rights) will expire on the Expiration Date. After such Expiration Date, the holders of any such ADS Rights (and the Warrants representing such ADS Rights) will have no rights other than the rights to receive proceeds, if any, from the sale of any unexercised Primary ADS Rights as described in the Prospectus.

3.  APPOINTMENT OF THE AGENT.

    The Company hereby appoints Citibank, as its Agent thereunder in connection with the Issuance, and Citibank hereby accepts such appointment, upon the terms and subject to the conditions contained herein. The Agent may perform its obligations hereunder through any agent appointed by it.

4.  CHANGE IN THE EXPIRATION DATE.

    Notwithstanding any other provisions of the Agreement, if the Company and the Agent designate any date other than November 21, 2001 as the Expiration Date, all other dates set forth in this Agreement will automatically be changed to the business days occurring nearest to the dates falling the same number of business days before or after such dates as the designated Expiration Date falls before or after November 21, 2001.

5.  ALLOCATION OF ADS RIGHTS.

    Immediately after the Record Date, the Agent will allocate Warrants to each Holder as of the Record Date, on the basis of one Primary ADS Right for every two (2) ADS held by such Holder as of the Record Date and one Secondary ADS Right.

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6.  PREPARATION OF WARRANT CERTIFICATES.

    a. The Agent will cause to be prepared, for issuance to Holders of record of ADRs as of the Record Date, Warrant Certificates substantially in the form attached hereto as Exhibit B. The Company authorizes and directs the Agent to prepare Warrant Certificates as soon as practicable after the Record Date and to destroy any Warrant Certificates that are not issued as a result of the distribution of Warrants to ADR Holders as of the Record Date or as a result of any transfer or assignment of all or a portion of the ADS Rights in respect of which such Warrant Certificates were prepared.

    b. The Agent will cause to appear on each Warrant Certificate (i) the name of the Holder of the ADRs to whom such Warrant Certificate is issued,
       (ii) the number of Primary ADS Rights to which such Holder is entitled and (iii) the certificate number of such Warrant Certificate.

7.  ISSUANCE AND TRANSFER OF WARRANT CERTIFICATES.

    a. On the Effective Date, (i) the Company or its agents will advise the Agent by telephone (and confirm in writing) that the Registration Statement has been declared effective by the Commission, (ii) the Company will deliver sufficient copies of the Prospectus to the Agent to make the mailing and distribution contemplated by Paragraph 7(b), (iii) U.S. counsel for the Company will deliver to the Agent two original copies of their opinion addressed to the Agent stating, INTER ALIA, that (A) the Registration Statement has been declared effective under the Securities Act and, to their knowledge, no stop order suspending such effectiveness has been issued or is threatened, (B) (x) the statements contained under the captions "Summary of the Rights Offering-Holders of ADSs", "The Rights Offering" and "Description of American Depositary Shares" in the Prospectus, insofar as such statements constitute a summary of the terms of the Rights Offering and the documents referred to therein, fairly summarize, in all material respects, the matters referred to therein, and
       (y) the statements contained under the caption "Taxation-United States Federal Income Taxation" in the Prospectus, insofar as such statements relate to matters of U.S. law, fairly summarize such laws in all material respects and (C) assuming the authorization, execution and delivery of this Agreement by the Company under the laws of Finland, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, liquidation and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and (iv) Finnish counsel to the Company will deliver to the Agent two original copies of their opinion to the effect that (A) the Company has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder and
       (B) this Agreement has been duly authorized, executed and delivered by the Company.

    b. As soon as possible following the Record Date (after receipt of the items listed in Paragraph 7(a), the Agent will mail (or cause to be mailed) under its blanket surety bond by Federal Express, UPS or other nationally recognized express mail service, to each Holder within the United States (not including those whose addresses indicate that they are on military or other government service outside the United States);
       (A) a Warrant Certificate evidencing the Warrant evidencing ADS Rights to which such Holder is entitled under the terms of the Rights Offering;
       (B) an instructions booklet containing instructions relating to the exercise or transfer of the ADS Rights; (C) a copy of the Prospectus; and
       (D) Company Notice, substantially in the form annexed hereto as Exhibit C. As soon as possible following the Record Date (after receipt of the items listed in Paragraph 7(a), the Agent will cause to be delivered to the participants in DTC (as hereinafter defined) who hold ADSs in their DTC participant accounts (i) the requisite number of ADS Rights, (ii) the

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       requested number of copies of the Prospectus, Broker Letter and Client
       Letter (in each case in the form provided by the Company).

    c. Warrant Certificates will not be issued to Holders with record addresses outside the United States (including those whose addresses indicate that they are on military or other government service outside the United States). Such Warrant Certificateswill be held by the Agent for the accounts of such Holders who may, prior to 10:00 a.m. (New York City time) on November 21, 2001, instruct the Agent as to the sale or other disposition of the Primary Share Rights underlying their Primary ADS Rights or may, prior to the Expiration Date, instruct the Agent as to the exercise of their ADS Rights, all as described above. If instructions are not received prior to that time, Primary Share Rights underlying the Primary ADS Rights held for such Holders will be sold by the Agent and the net proceeds held for account of the respective Holders. In the event that any Warrant Certificate is returned to the Agent for any reason and proper delivery thereof is not effected on or prior to November 21, 2001, the Primary Share Rights underlying the Primary ADS Rights evidenced by such Warrant Certificate will be sold by the Agent and the net proceeds held for the account of the Holder of such Warrant Certificate.

    d. The Agent will, prior to the Expiration Date, effect transfers and assignments of Warrant Certificates (or portions of the ADS Rights represented by the Warrants evidenced thereby) as directed by the Holders thereof, and will send to each transferee or assignee of Warrant Certificates (or portions of the ADS Rights represented by the Warrants evidenced thereby), by first class mail, upon cancellation of such Warrant Certificates, a newly issued Warrant Certificate together with the other documents described in clause (b) above.

    e. In the event that, prior to the Expiration Date, any person notifies the Agent that the Warrant Certificate to which such person is entitled has not been delivered, or has been lost, stolen or destroyed, the Agent will arrange for the issuance of a new Warrant Certificate and the delivery of the other documents described in clause (b) above to any person from whom it has, prior to Expiration Date, received a duly executed letter or other communication satisfactory to the Agent (A) indicating (i) the name and address of the registered holder of the lost Warrant Certificate,
       (ii) the number of such Warrant Certificate, and (iii) the number of Primary ADS Rights evidenced thereby, or (B) satisfying the Agent as to such failure of delivery, or lost, stolen or destroyed Warrant Certificate in accordance with procedures which are standard to the industry; PROVIDED, HOWEVER, that such issuance may be delayed by the Agent, in its discretion, pending receipt of an indemnity satisfactory to the Company and the Agent and confirmation that such lost, stolen or destroyed Warrant Certificate has not been exercised. Upon issuance of such new Warrant Certificate, the Agent shall cancel all such Warrant Certificates which are claimed were not delivered or were lost, stolen or destroyed and shall record such cancellation in the register of ADS Rights to be maintained by the Agent.

    f.    (i)  A holder of Primary ADS Rights may place an order with the Agent to sell the Primary Share Rights represented by its ADS Rights. Such orders must be received by the Agent prior to 10.00 a.m. (New York City time) on November 21, 2001, may prior to
               10:00 a.m. (New York City time) on the Expiration Date, instruct the Agent in writing to exercise ADS Rights as described above.

        (ii) The Agent's obligation to execute sale orders in respect to the Primary Share Rights represented by its Primary ADS Rights is subject to its ability to do so. All sale orders will be executed in the local market after the Expiration Date. Accordingly, such trades may not be at the best available price. The fees and commissions to be charged for sales of the Primary Share Rights represented by its Primary ADS Rights through the Agent will only be charged to the extent that the Agent is required to pay a fee to

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             consummate the transaction in the local market. The fee in respect of any such order will be allocated pro rata to the holders of all Primary Share Rights evidenced by Primary ADS Rights sold by the Agent.

    g. If a properly completed and duly executed Warrant Certificate and payment of the ADS Subscription Price, in the case of instructions to exercise ADS Rights, are not received prior to the Expiration Date, Primary ADS Rights held for such holders will be treated as unexercised. The Agent shall cause Primary Share Rights evidenced by unexercised Primary ADS Rights to be sold upon the terms described in Section (f)(iii) above.

8.  ACCEPTANCE OF SUBSCRIPTIONS.

    a. The Company hereby authorizes and directs the Agent to accept subscriptions for New ADSs on behalf of the Company upon the surrender to it of a properly completed and executed Warrant Certificate and payment of the ADS Subscription Price therefor in U.S. dollars, in accordance with the terms thereof and hereof. The Company further authorizes the Agent to refuse to accept, in its discretion, any improperly completed or unexecuted Warrant Certificate. Notwithstanding the foregoing, without further authorization from the Company, on or before the Expiration Date, the Agent may accept any subscription effected by payment in full of the ADS Subscription Price on or before the Expiration Date.

    b. The Company authorizes the Agent to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any subscription with respect to which:

         (i) the surrendered Warrant Certificate is registered in the name of one or more individuals or an executor, administrator, trustee, custodian for a minor or other fiduciary and has been executed by such registered holder or holders, provided that (A) the New ADS subscribed for are to be issued in the name of such registered holder or holders (B) the check tendered in payment of such subscription is drawn for the proper amount and to the order of the Agent, and is otherwise in order, and (C) there is no evidence indicating that such person is not the duly authorized representative which such person purports to be;

        (ii) the surrendered Warrant Certificate is registered in the name of a corporation and has been executed by an officer of such corporation, provided that (A) the New ADSs subscribed for are to be issued in the name of such corporation (B) the check tendered in payment of such subscription is drawn for the proper amount and to the order of the Agent, and is otherwise in order, and (C) there is no evidence indicating that such person is not the duly authorized representative which such person purports to be;

        (iii) the surrendered Warrant Certificate has been executed by a bank, trust company or broker as agent for the registered holder thereof, provided that (A) the New ADSs subscribed for are to be issued in the name of such registered holder; and (B) the check tendered in payment of such subscription is drawn for the proper amount and to the order of the Agent, and is otherwise in order, and (C) there is no evidence indicating that such person is not the duly authorized representative which such person purports to be; or

        (iv) the surrendered Warrant Certificate is registered in the name of a decedent and has been executed by a person who purports to act as the executor or administrator of such decedent's estate, provided that (A) the New ADSs are to be issued in the name of such person as executor or administrator of such decedent's estate, (B) the check

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             tendered in payment of such subscription is drawn for the proper amount and to the order of the Agent, and is otherwise in order, and (C) there is no evidence indicating that such person is not the duly authorized representative which such person purports to be.

       In all cases other than those described in clauses (i) through (iv) above, the Agent will obtain all necessary proof of authority to sign in connection with the subscriptions for New ADSs, provided, however, that in the event that such proof of authority has not been received on or prior to the Expiration Date, the Agent shall obtain advice from the Company as to whether any such subscriptions may be accepted.

    c. The Company authorizes the Agent to accept customary letters of indemnification from commercial banks, trust companies or any member of the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) or the New York Stock Exchange, Inc. Medallion Signature program (MSP).

    d. The Agent shall establish procedures pursuant to which persons holding ADSs through The Depository Trust Company ("DTC") may exercise their ADS Rights by the timely delivery to the Agent of complete subscription instructions through DTC's PSOP Function on the "agent subscriptions over PTS" procedure ("Subscription Instructions" and the "ASOP", respectively) accompanied by timely payment in full of the ADS Subscription Price for each New ADS to be purchased. All Subscription Instructions and payment of the ADS Subscription Price for the subscribed New ADSs must be received by the Agent prior to the Expiration Date.

    e. Holders of ADS Rights may exercise all or part of their ADS Rights at their discretion. However, subscriptions will be accepted for whole New ADSs only and no fractional New ADSs will be issued. The Agent is hereby instructed to round down to the nearest whole number of New ADS subscriptions submitted for fractional New ADSs. The Agent will, to the extent permitted by law, sell or cause to be sold, the Primary ADS Rights corresponding to the average of fractional Primary ADS Rights not exercised for the pro rata benefit of the Holders entitled thereto.

    f. Holders, of record as of the Record Date, of ADS Rights may exercise their Secondary ADS Rights by specifying an additional number of New ADSs that they would subscribe for in the event that any new Shares are not subscribed for pursuant to the exercise by Shareholders of Primary Share Rights. The number of additional New ADSs that will be available pursuant to the exercise by Holders of Secondary ADS Rights will depend on the level of demand for the Shares and the New ADSs pursuant to the exercise by Shareholders of Primary Share Rights and Primary ADS Rights. In case of oversubscription pursuant to the exercise of Secondary Share Rights and Secondary ADS Rights, the additional New ADSs available will be allocated to Holders who have exercised their Secondary ADS Rights on the basis of the number of shares underlying the ADSs they hold on the Record Date in proportion to the total outstanding Shares, but subject in the case of each Holder to the maximum number of New ADSs applied for by such Holder pursuant to the exercise of its Secondary ADS Right. Holders must pay the ADS Subscription Price for all the New ADSs applied for pursuant to the exercise of Secondary ADS Rights to the Agent at the same time that Holders exercise, and pay the ADS Subscription Price for ADSs to be issued pursuant to the exercise of, Primary ADS Rights. In case of oversubscription pursuant to the exercise of Secondary Share Rights and Secondary ADS Rights with Holders being allocated a smaller number of additional New ADSs than they applied for pursuant to the exercise of Secondary ADS Rights, the Agent will refund to the relevant Holders promptly the excess ADS Subscription Price paid.

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    g.  Promptly after the Expiration Date, the Agent shall (x) determine the
       ADS Rights that have been timely and validly exercised by holders thereof and shall convert (or cause to be converted) the ADS Subscription Price paid by such Holders into euros, (y) instruct the custodian(s) for the ADS facility to exercise in Finland the Share Rights corresponding to the ADS Rights exercised and to cause the Shares received upon exercise of the Share Rights to be deposited into the ADR facility and (z) return any excess funds (after conversion of the ADS Subscription Price) to the applicable holders of ADS Rights validly exercised.

9.  REPORTS BY THE AGENT.

    a. From time to time during the period from the Effective Date through the Expiration Date, if requested by the Company to do so, the Agent will advise the Company by telephone or by facsimile transmission as to
       (i) the total number of New ADSs subscribed for pursuant to the exercise of Primary ADS Rights, (ii) the total number of New ADSs subscribed for pursuant to the exercise of Secondary ADS Rights, and (iii) the aggregate amount of funds received by the Agent in payment of such subscriptions in U.S. dollars.

    b. Not later than 10.00 a.m. (New York City time) on the business day following the Expiration Date, the Agent will advise the Company by facsimile and electronic mail transmission (to Ms. Maire Laitinen at 358-2040-3413 and maire.laitinen@sonera.com, or by telephone confirmed in writing (at Sonera Corporation, Teilisuuskatu 15, Fin-00510 Helsinki, Finland) as to (i) the total number of New ADSs subscribed for pursuant to the exercise of Primary ADS Rights, (ii) the total number of New ADSs subscribed for pursuant to the exercise of Secondary ADS Rights, and
       (iii) the aggregate amount of funds received by the Agent in payment of such subscriptions in U.S. dollars.

10. ADS SUBSCRIPTION PRICE/SUBSCRIPTION PAYMENT.

    a. The Agent will arrange to convert payments of the ADS Subscription Price from U.S. dollars to euros for payment to the Company in accordance with subscription upon the terms hereof, and shall as soon as practicable thereafter pay the custodian(s) under the Deposit Agreement by electronic transfer of funds to an account designated by the custodian(s), value
       date November       , 2001 (in the case of the exercise of Primary ADS
       Rights) and value date (in the case of exercise of Secondary ADS Rights), an amount, in euros, equal to the aggregate Subscription Price for all Shares represented by New ADSs subscribed for during the applicable subscription period.

    b.  At or prior to       , New York City time, on November       , 2001, the
       Agent shall (i) determine (A) the aggregate Subscription Price payable to the Company (in euros) in respect of the total number of New ADSs subscribed for pursuant to the exercise of Primary ADS Rights and Secondary ADS Rights, (B) the aggregate amount of the ADS Subscription Price received by the Agent, (C) the conversion rate to be used by the Agent to convert such ADS Subscription Price to euros for application to such aggregate Subscription Price and (D) if the euros equivalent of such aggregate ADS Subscription Price when converted at such necessary conversion rate shall be less than such aggregate Subscription Price for the total number of New ADSs subscribed for with the ADS Subscription Price, the amount of U.S. dollars necessary to provide an amount sufficient to pay such aggregate Subscription Price in full when converted at such conversion rate (the "Deficiency"), and (ii) pay such Deficiency, if any, to the Company on behalf of the Holders. The Agent shall promptly thereafter advise the Company by telecopy, electronic mail or by telephone confirmed in writing, of such denomination and the fact that such deposit was made, if applicable. Assuming all applications for New ADSs pursuant to the exercise of Secondary ADS Rights are satisfied in full, then each Holder shall then be

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       required to pay promptly its share of the amount of such Deficiency to the Agent and the Agent will not make delivery of any New ADSs subscribed for by such Holder pursuant to the exercise of Primary ADS Rights and/or Secondary ADS Rights prior to the receipt by the Agent of such payment. If payment of the amount of any deficiency is not received from a
       subscriber by the Agent by       , 2001, the Agent shall sell such New
       ADSs subscribed for by such subscriber in a commercially reasonable manner, and the Agent may allocate the proceeds of such sale for the account of the subscribers upon an average or other practicable basis without regard to any distinction among such subscribers because of exchange rates, or otherwise, in an amount sufficient to cover such Deficiency and to cover any costs incurred in selling such New ADSs. The Agent will thereupon have the right to indemnity and reimbursement from the Company with respect to the amount of any Deficiency not collected as provided above from any such Holder after such sale of ADSs and application of the proceeds thereof (less any costs incurred in such sale) to any such amount owed by such Holder to the Agent.

    c. In the event that a holder's payment of the ADS Subscription Price, when converted to euros, exceeds the aggregate Subscription Price, the Agent shall promptly refund such excess to such holder without interest thereon. In such event the Agent will send promptly an ADS Receipt in respect of the remaining New ADSs to such subscriber together with a check in the amount of the excess proceeds, if any, from such sale.

11. DEPOSIT OF ADSS.

    a. The Company shall, as soon as practicable after the registration of the Shares represented by the New ADSs subscribed for pursuant to the Issuance, cause to be deposited such Shares in an account maintained by the custodian(s) under the Deposit Agreement in the name of the Depositary or its designated nominee.

    b. Immediately after the day on which the Company shall so cause to be deposited such Shares the Agent shall instruct the Depositary, in accordance with the terms of the Deposit Agreement, to issue as soon as practicable thereafter ADRs in respect of all ADSs subscribed for pursuant to the Issuance and to mail to each subscriber for New ADSs, in the manner specified by such subscriber, an ADR representing the number of New ADSs which such subscriber subscribed for on its surrendered Warrant Certificate and, in the case of New ADSs applied for pursuant to the exercise of Secondary ADS Rights, was allocated, provided, however, that in the case of a Deficiency as set forth in Section 10(b) hereof, the Agent shall not instruct the Depositary to make delivery of any New ADSs subscribed for by a Holder who has not paid its share of the amount of such Deficiency to the Agent, but shall instead act as provided in
       Section 10(b) hereof.

    c. Any ADR requested to be mailed by the subscriber therefor will be mailed by the Agent by first class mail to a Holder, in each case under its blanket surety bond and within the limits thereof, protecting the Agent and the Company from any loss or liability arising out of non-receipt or non-delivery of any such ADR or the replacement thereof.

12. SUPPLIES OF DOCUMENTS.

    a. The Company will cause sufficient copies of the Prospectus and the Company Notice to be furnished to the Agent when the same become available to allow for the distribution of copies of such documents to holders and to transferees of ADS Rights and New ADSs.

    b. Promptly after the Expiration Date, the Agent will cause any unused Warrant Certificates in its possession to be destroyed and all Warrant Certificates that were registered or assigned and all exercised Warrant Certificates will be cancelled and destroyed. The Depositary will provide to the Company a record of such Warrant Certificates having been destroyed.

13. INSTRUCTIONS AND INDEMNIFICATION.

    a. The Agent will be entitled to rely upon any instructions or directions furnished to it in writing by any director or officer to the Company or any attorney-in-fact for the Company appointed for this purpose pursuant to a power of attorney signed by any director or officer of the Company and to apply to such individuals for directions or instructions in connection with its duties, and will be entitled to treat as genuine, and as the document it purports to be, and letter or other document, furnished to it by such individuals. The Agent shall incur no liability or responsibility to the Company or any holder or holders of any ADS Right or Warrant Certificate for any action taken in reliance on, and in accordance with, any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument which conforms to the applicable requirements of this Agreement and which is reasonably believed by it to be genuine and to have been signed, sent or represented by the proper party or parties.

    b. The Company will indemnify the Agent against, and defend and hold it harmless from, any and all liability and related expenses (including reasonable fees and expenses of its counsel) incurred by the Agent, which may arise out of acts performed or omitted in connection with this Agreement, as the same may be amended, modified, or supplemented from time to time, (i) by the Agent, except to the extent such liability or expense arises out if its, or its nominees, own negligence or willful misconduct, or (ii) by the Company or any of its agents.

    c. The Agent will indemnify the Company against, and defend and hold it harmless from, any and all liability and related expenses (including reasonable fees and expenses of its counsel) incurred by the Company, which may arise out of acts performed or omitted in connection with this Agreement, as the same may be amended, modified, or supplemented from time to time by the Agent or its nominees, due to the Agent's own negligence or willful misconduct.

    d. If any action or claim shall be brought or threatened to be brought against a party in respect of which indemnity may be sought pursuant to this Section 13, such party shall, as soon as practicable (or, in the case of any action or claim which is threatened to be brought, as soon as practicable after such party actually becomes aware of the same) notify the party against whom indemnity may be sought in writing of such action or claim, and in such circumstances, and also in the event of any action or claim being brought or threatened to be brought against such party, such party against whom indemnity may be sought shall provide to the party in respect of which indemnity may be sought, such information and assistance as such party shall reasonably request, subject always to the provisions of indemnity contained in this Section 13. Each party shall to the extent reasonable and practicable in all circumstances consult with the other party as and when reasonably requested by such party in respect of any action or claim referred to in this Section 13.

    e. The obligation set forth in this Section 13 shall survive the termination of this Agreement.

14. PAYMENT FOR SERVICES.

    The Company will compensate the Agent for its services hereunder as provided in a letter agreement separately entered into between the Company and the Agent.

15. AMENDMENTS.

    This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed and delivered by each of the parties hereto.

16. GOVERNING LAW AND JURISDICTION.

    This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts entered into, and to be fully performed, in the State of New York. The parties agree that the federal and state courts located in the City of New York, State of New York, shall have jurisdiction to hear and determine any suits, actions or proceedings and to settle any disputes between the parties relating to this Agreement and for such purpose each of the parties irrevocably submits to the jurisdiction of such courts. The Company hereby irrevocably designates, appoints and empowers Sonera Corporation, 5335 Wisconsin Avenue, NW, Suite 750, Washington, D.C. 20015, as its authorized agent to receive and accept for and on its behalf and on behalf of its properties, assets and revenues, service by mail of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding brought against the Company in any court as described in the preceding sentence. If for any reason the Company's authorized agent shall cease to be available to act as such, the Company agrees to designate a new authorized agent in the United States for receiving and accepting service of all legal process on the terms and for the purposes of this
    Section 16 reasonably satisfactory to the Agent. The Company further hereby irrevocably consents and agrees to any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding against it under the terms hereof, by service by mail of a copy thereof upon its authorized agent (whether or not the appointment of its authorized agent shall for any reason prove to be ineffective or its authorized agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided herein. The Company agrees that the failure of its authorized agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may not now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided herein, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The provisions of this
    Section 16 shall survive any termination of this Agreement.

17. COUNTERPARTS.

    This Agreement may be executed by the parties hereto on separate counterparts, which counterparts taken together will be deemed to constitute one and the same instrument.

18. NOTICES.

    Any notice provided for herein must be in writing in English and shall be deemed given when received and shall be addressed as follows: (i) if to the Company, to Maire Laitinen, Sonera Corporation, Teulisuuskatu 15, FIN-00510
    Helsinki, Finland, Telecopier 358-20-40-3413 Fax:              ; (ii) if to
    the Agent, to Citibank, N.A., 111 Wall Street, New York, New York 10043,
    Attention: Mark Gherzo--ADR Department, Telecopier No. (212) 825-5398. Any party may, by notice given in writing to each other party at its above address, designate another address for receipt of notices thereunder.

19. BINDING EFFECT.

    This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors and permitted assigns.

20. SEVERABILITY.

    In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected, prejudiced or disturbed thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year above written.

                                                       SONERA CORPORATION

                                                       By:
                                                            -----------------------------------------
                                                                              Name:
                                                                              TITLE:
                                                       CITIBANK, N.A.

                                                       By:
                                                            -----------------------------------------
                                                                              Name:
                                                                              TITLE:

ATTACHMENTS:

    Exhibit A  Prospectus

    Exhibit B  Form of Warrant Certificate

    Exhibit C  Company Notice

                                   EXHIBIT A

    See the registration statement filed by Sonera Corporation on November 9, 2001.

                                   EXHIBIT B

                                                                 FORM OF WARRANT

                               SONERA CORPORATION
                   WARRANT CERTIFICATE EVIDENCING ADS RIGHTS

                                   [ LABEL ]

    The registered owner of this Warrant Certificate named above, or such owner's assigns, is entitled under the terms of the ADS Rights Offer by Sonera Corporation (the "COMPANY") described in the Prospectus, dated November 9, 2001 (the "PROSPECTUS") to the number of transferable primary ADS Rights to subscribe for American Depositary Shares ("ADSS") representing shares, no nominal value ("SHARES"), of the Company shown above. Each primary ADS Right entitles the
holder to subscribe for   -  ADSs at the Estimated ADS Subscription Price of
US$ - per ADS upon the terms and conditions described in the Prospectus. The registered owner of this Warrant Certificate may be entitled to exercise non-transferable secondary ADS rights (upon the terms described in the Prospectus) if (i) the registered owner holds this Warrant Certificate as a registered holder of ADS(s) as of close of business in New York City on November 14, 2001 and (ii) the registered owner has exercised some or all of its primary ADS Rights. Citibank has been appointed by the Company to act as ADS Rights Agent. The Estimated ADS Subscription Price is payable in U.S. dollars and must be made by certified check or bank draft drawn made payable to the order of "Citibank, N.A re: Sonera ADS Rights Offering". Please reference your Warrant Certificate control number on your certified check or bank draft.

    IN ORDER TO EXERCISE OR INSTRUCT THE SALE OF YOUR ADS RIGHTS, YOU MUST COMPLETE BOTH SIDES OF THE TEAR-OFF CARD AND DELIVER THE COMPLETED AND SIGNED CARD, ALONG WITH PAYMENT OF THE ESTIMATED ADS SUBSCRIPTION PRICE FOR EACH ADS SUBSCRIBED AND ANY OTHER DOCUMENTS REQUIRED, TO THE ADS RIGHTS AGENT BEFORE 10:00 A.M. NEW YORK TIME ON NOVEMBER 21, 2001 (THE "EXPIRATION DATE").

    THIS WARRANT IS TRANSFERABLE AT THE OFFICE OF THE ADS RIGHTS AGENT.

     THE PRIMARY ADS RIGHTS EVIDENCED BY THIS WARRANT CERTIFICATE ARE
        TRANSFERABLE. THE SECONDARY ADS RIGHTS EVIDENCED BY THIS
                   WARRANT CERTIFICATE ARE NOT TRANSFERABLE.

         VOID AFTER 10:00 A.M. NEW YORK CITY TIME ON NOVEMBER 21, 2001

To exercise the primary ADS Rights please complete line "A" below. Each ADS
Right entitles you to purchase   -  ADS but you cannot subscribe for a fraction
of an ADS.

To exercise the secondary ADS Rights, please complete line "B" below.

To instruct the sale of the primary Share Rights represented by the primary ADS Rights, please complete "D" below.

--------------------------------------------------------------------------------
PLEASE FILL IN ALL APPLICABLE INFORMATION AND DELIVER TO CITIBANK, N.A. BEFORE 10:00 A.M. NEW YORK CITY TIME ON NOVEMBER 21, 2001
--------------------------------------------------------------------------------

          BY HAND:                 BY OVERNIGHT COURIER:                BY MAIL:

        CITIBANK, N.A                 CITIBANK, N.A.                 CITIBANK, N.A.
   c/o Securities Transfer           Corporate Actions              Corporate Actions
 and Reporting Services Inc          40 Campanelli Dr                P.O. Box 43034
   Attn: Corporate Actions          Braintree, MA 02184         Providence, RI 02940-3034
100 Williams Street--GALLERIA
  New York, New York 10038

A.   Primary ADS Rights                                   x   $                     =   $
     (  ADS Rights =   ADSs)         -----------------        -----------------         -----------------
                                       (No. of ADSs)          (Estimated ADS
                                                              Subscription Price)

B.   Secondary ADS Rights                                 x   $                     =   $
                                     -----------------        -----------------         -----------------
                                       (No. of ADSs)          (Estimated ADS
                                                              Subscription Price)

C.   Total Estimated ADS Subscription Price                                         =   $
                                                                                        -----------------

D.   Sell   of my primary ADS Rights

--------------------------------------------------------------------------------

Section I. TO SUBSCRIBE: I hereby irrevocably subscribe for the number of ADSs indicated hereon upon the terms and conditions specified in the enclosed Prospectus, receipt of which is acknowledged.
          TO SELL: If I have requested the ADS Rights Agent to attempt to sell any rights on Line D, I authorize the sale of ADS Rights by the ADS Rights Agent according to the procedures described in the Prospectus.

Name of Subscriber(s)/Seller(s):

________________________________________________________________________________

Address of Subscriber(s)/Seller(s):

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Taxpayer ID No. of Subscriber(s)/Seller(s):

________________________________________________________________________________

Signature of Subscriber(s)/Seller(s):

________________________________________________________________________________

Daytime telephone number of Subscriber(s)/Seller(s):

--------------------------------------------------------------------------------
------------------------------------------

SECTION 2. TO TRANSFER RIGHTS (except pursuant to line D above):
For value received       of the ADS Rights represented by the warrant
certificate are assigned to:

________________________________________________________________________________
                         (Print Full Name of Assignee)

________________________________________________________________________________
                              (Print Full Address)
________________________________________________________________________________
                         (Signature(s) of Assignor(s))

IMPORTANT: The signature(s) must correspond in every detail, without alteration, with the name(s) as printed on your warrant certificate. The signature must be guaranteed by an Eligible Institution such as a commercial bank, trust company, trust company, securities broker/dealer, credit union, or savings association participating in a Medallion Program approved by the Securities Transfer Association, Inc.

------------------------------------------

------------------------------------------

SECTION 3--SPECIAL DELIVERY INSTRUCTIONS: Please mail certificates for ADSs for which I have subscribed or any cash payment to which I am entitled, as applicable, in accordance with the Prospectus to the following address (if other than shown on the reverse hereof):

Address:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

                            [ MEDALLION GUARANTEE ]
------------------------------------------

------------------------------------------------------------------------------------------------
                                  PAYER'S NAME: CITIBANK, N.A.
------------------------------------------------------------------------------------------------
         SUBSTITUTE               Part 1--PLEASE PROVIDE YOUR        Social Security Number or
         FORM W-9                 SOCIAL SECURITY NUMBER OR                     TIN:
 Department of the Treasury       TIN IN THE BOX AT RIGHT AND         ------------------------
  Internal Revenue Service        CERTIFY BY SIGNING AND
                                  DATING BELOW:
                                  --------------------------------------------------------------
                                  Part 2--Certification--
                                  (1)  The number shown on this form is my correct Social
                                  Security Number or Taxpayer Identification Number (or I am
                                       waiting for a number to be issued to me as indicated in
Payer's Request for Taxpayer           Part 3, in which event I certify under penalty of perjury
   Identification Number               that a TIN has not been issued to me, and either (x) I
          ("TIN")                      have mailed or delivered an application to receive a TIN
                                       to the appropriate Internal Revenue Service ("IRS")
                                       Center or Social Security Administration Office, or (y) I
                                       intend to mail or deliver an application in the near
                                       future). I understand that if I do not provide a TIN by
                                       the time of payment, 31% of all payments made to me
                                       thereafter will be withheld until I provide a TIN, and
                                  (2)  I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been
                                       notified by the IRS that I am subject to backup
                                       withholding as a result of a failure to report all
                                       interest or dividends, or (c) the IRS has notified me
                                       that I am no longer subject to backup withholding.
                                       CERTIFICATION INSTRUCTIONS--YOU MUST CROSS OUT ITEM (2)
                                       ABOVE IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE
                                       CURRENTLY SUBJECT TO BACKUP WITHHOLDING BECAUSE OF
                                       UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.
------------------------------------------------------------------------------------------------
                                                                    Part 3--Awaiting TIN / /
SIGNATURE -------------------------------------------

DATE ------------------------------------------------
------------------------------------------------------------------------------------------------

Failure to complete and return this Substitute Form W-9 may result in backup withholding of any payments made to you. See Instructions Booklet.

                                   EXHIBIT C

    See Exhibit 99.3 to the registration statement filed by Sonera Corporation on November 9, 2001.

                                       19